UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD
SPECIALIZED DISCLOSURE REPORT

Nova Measuring Instruments Ltd.
(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	000-30668 (Commission file number)	98-0601172 (IRS Employer Identification No.)

Weizmann Science Park, Einstein St., Building 22, 2nd Floor, Ness-Ziona 7610201, Israel
 (Address of principal executive offices) (Zip code)

Dror David, +972-73-2295670, +972-8-9407776
 (Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2017.

SECTION 1 – CONFLICT MINERALS DISCLOSURE

Item 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

In accordance with Rule 13p-1 of the Securities Exchange Act of 1934, as amended, Nova Measuring Instruments Ltd. (the “Company”) hereby files this Specialized Disclosure Report on Form SD and the Conflict Minerals Report attached hereto as Exhibit 1.01.  The Specialized Disclosure Report on Form SD and Conflict Minerals Report are also available on the Company’s website at: www.novameasuring.com under “Investors”—“SEC Filings”. The content of any website referred to in this Form SD (including the exhibit hereto) is included for general information only and is not incorporated by reference into this document.

SECTION 2 – EXHIBITS

Item 2.01 Exhibits

Exhibit 1.01 – Conflict Minerals Report for the reporting period January 1, 2017 to December 31, 2017.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Nova Measuring Instruments Ltd.
(Registrant)

By:	/s/ Dror David Dror David Chief Financial Officer	May 29, 2018 Date